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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM N-8A

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                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name:  Giant 5 Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                       128 South Tejon Street, Suite 150,
                        Colorado Springs, Colorado 80903

Telephone Number (including area code):

                                 1-800-788-5680

Name and Address of Agent for Service of Process:

                                Patrick Keniston
                                100 Summer Street
                          Boston, Massachusetts 02110]

Copy To:
                                Thomas R. Westle
                                 Blank Rome LLP
                              405 Lexington Avenue
                            New York, New York 10174

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, concurrently with the filing of Form N-8A:
                                 YES [X] NO [ ]


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Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this Notification of Registration to be duly signed on its behalf of the Registrant in city of Colorado Springs and State of Colorado on the 23rd day of November, 2005.

[SEAL]                                       Signature:

                                             GIANT 5 FUNDS

                                             BY:   /s/ Michael Willis
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                                                   Michael Willis
                                                   Trustee and President

Attest:

BY:  /s/ Ryan Hickey
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     Ryan Hickey
     Treasurer and Chief Financial Officer